EXHIBIT 99.1
State of the Fund
January 2008
Dear Investors;
Our mission statement at IMH – our core philosophy – has been practiced by many of the greatest money managers of all time, most notably Warren Buffet.
Rule 1: Don’t lose the money.
Rule 2: Don’t lose the money.
Rule 3: Don’t forget Rule 1 and Rule 2.
We at IMH adhere carefully to these principles. Our results underscore this commitment.
As we begin 2008, IMH believes that its portfolio is well positioned, especially given current conditions. Nearly 75% of our assets are in cash or in loans underwritten in 2007 (the loans having been underwritten on the basis of realistic 2007 market values). Less than 25% of our assets reflect “vintage” 2005-2006 loans when values were at their peak.
A. Asset Protection
Decisions that have enabled the Fund to remain well positioned include the following:
1)	Asset Class Avoidance: We intentionally avoided a number of asset classes we believed deviated from our core philosophy and would have resulted in a risk to investor capital. They include:
•	Condo conversions: Over the past several years, developers and speculators paid enormous premiums for apartments that they ultimately intended to convert to condos. Because there was considerable competition in the marketplace for such deals, IMH would have had to advance 100% of project costs (acquisition + improvement costs) to win such business. Of course, to do so would have violated our core philosophy. We avoided this asset class and it has proven to be a good decision.

•	High-rise condominiums: While we recognize that there is a market for multi-million dollar high-rise condominiums, we questioned the need for an estimated 40,000 units in Miami, 20,000 units in Las Vegas, and 5,000-10,000 units in the greater Phoenix area. These numbers did not make sense to us. We are pleased to inform you that we have no exposure to this depressed asset class.

•	Public home builders: Although we received numerous requests, IMH avoided lending money to public home builders for off balance sheet land acquisitions. The proposed loans involved sums that were considerable (as a percentage of the Fund), required an extremely high level of leverage, and offered no personal guarantees. Leverage enabled many well-funded

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State of the Fund — January 2008
companies, backed primarily by pension and hedge funds, to make these loans. A typical transaction allowed the builder to only put down a 10% deposit, the pension or hedge fund would put up 10%, and the company would borrow 80%. The economics seemed to work because they were utilizing 80% leverage. The lender’s exposure was ultimately 90% of the purchase price in an overly inflated market. We estimate that their positions have now decreased in value by 30%-60% and have led to many of the current negative headlines and write-downs. These numbers did not make sense to us and we have no exposure to this depressed asset class.
•	Large land parcels not in proximity to existing development: IMH intentionally avoided lending on large tracts of land not in close proximity to either existing residential or commercial development. In 2005 and 2006, IMH evaluated approximately 20 land loan requests in the greater Phoenix area. Concerned about inflated land valuations, IMH conducted its own due diligence with experienced, privately-held developers whose assessment of values we trusted. The result was a determination of value far below the MAI appraised values. This became our “starting point” and we offered to loan far less than even our privately-held developers’ opinion of value. Of those loans, not one of our financing offers was accepted by the prospective borrowers. In each case, financing was provided at the originally requested terms by either private lenders or commercial banks. We believe that this asset class has declined in value by as much as 40%-60%.

•	Office condominiums: We were impressed with this market, particularly in Arizona. We received loan requests from the two regional developers that dominated the greater Phoenix market. The competition for such business would have forced IMH to advance 100% of project costs to win the business — and this, of course, would have violated our core philosophy.
2)	Portfolio Diversification: Our portfolio is not concentrated solely in Arizona and California. Over the past several years, we have diversified into numerous markets that we believe reflect both long-term affordability and economic growth. We anticipate increased geographic diversification in 2008.

3)	Underwriting: We utilize residual analysis methodology in our underwriting process. This means that each loan request is evaluated as if we are the buyer and the developer. After estimated costs have been identified and the property theoretically sold, we must believe that the developer will achieve a minimum return of 18%-20%. This disciplined analysis further mitigates the likelihood of loaning too much money in relation to the project’s value. We believe this additional step in our underwriting process has allowed us to remain well-positioned in a volatile market.
B. Loan Defaults
We would like to address the topic of loan defaults and the impact on investor capital and expected returns. Clearly, in this environment, loan defaults are rising. Often, a defaulted loan

State of the Fund — January 2008
is viewed as a loss event for the lending institution and its shareholders. At IMH, we make loans where we believe the loan has an abundance of equity. When a default occurs, we believe we are well positioned to not only preserve our investors’ capital, but to ultimately recover default interest and penalties.
In the second quarter of 2007, our investors received in excess of $300,000 in default interest and penalties. In the third quarter, investors received in excess of $100,000 in default interest and penalties. In the fourth quarter of 2007, we continued to accumulate considerable default interest and penalties, a significant portion of which we anticipate collecting and distributing to our investors in the first quarter of 2008 and beyond. In December we also had a $21 million loan pay off early. Consequently, this cash earned interest at the money market rate rather than the loan’s significantly higher note rate. As a result of the above, the December yield to investors was slightly under 10%. As shown in the exhibit attached, for fiscal 2007 the Fund provided an 11.09% annual yield to investors who received their monthly distributions in cash and an 11.67% annual yield to investors who reinvested their monthly distributions.
Our philosophy is that the most prudent strategy for administrating a default is to begin enforcement sooner rather than later. Without a rational business purpose, giving borrowers more time to repay loans or providing additional funds violates our principles of not losing the money.
When assessing our strategy for loans in default, we also consider the attitude and integrity of the borrower. We believe borrowers who default fall into one of three categories.
1)	Borrowers who make no effort to honor their original obligation to IMH. In these instances the process is efficient. We allow our exceptional legal team to process the foreclosure, pursue legal action on the personal guarantors, or both.

2)	Borrowers who, when faced with a deteriorating market, lack operational ability. It is difficult in a strong market to distinguish good operators from bad, but when a market deteriorates, it is quite easy to determine who is good and who is not. When this situation arises, we work through the process with the borrower to identify a new qualified operator to assume development of the project. If this process is unsuccessful we will continue with our available legal remedies.

3)	Borrowers who are well qualified, but market changes warrant a loan restructure. In these instances, if we can maintain or improve our position we may modify or extend the loan. If this process is unsuccessful we will continue with our available legal remedies.
C. Declining Competition and Increasing Opportunities
In Arizona, prior to 2004, IMH had approximately 10 competitors. Between 2004 and 2006, we had as many as 60. As we begin 2008, we are aware of only four other private lenders who have the ability to actively fund new loans.

State of the Fund — January 2008
In 2006, IMH received 100 loan requests per month and chose to fund only four or five. Currently, we receive 400-500 loan requests per month, and choose to fund five or six. Our volume of new investor capital is averaging $l million — $2 million per day. We believe that the current lack of traditional liquidity in the market will create excellent opportunities to invest your capital.
A brief comment on a word that has flooded headlines in recent months – “subprime”. IMH has never been and never will be in the business of subprime lending.
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Our mission statement at IMH is governed by the philosophies detailed in this letter. We will continue to carefully adhere to these principles – Rule 1: Don’t lose the money, Rule 2: Don’t lose the money and Rule 3: Don’t forget Rule 1 and Rule 2.
Please accept our invitation to visit the IMH office, and we welcome the opportunity to personally meet with you.
My Very Best,
Shane Albers
Chairman and CEO
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future obligations, future loan performance, business trends and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “assumes,” “may,” “should,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, the matters discussed above and in the reports we file with the Securities and Exchange Commission, including those under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are based upon our current expectations, beliefs, projections and assumptions. Our expectations, beliefs, projections and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our results of operations will meet the expectations set forth in our forward-looking statements. For a detailed description of cautionary factors that may affect our future results, please refer to our Registration Statement on Form 10, as amended from time to time. Further, the forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IMH Secured Loan Fund, LLC
Historical Performance Summary
(all information as of 12/31/07)

	Income	Reinvestment
	Yield *	Yield **
Fiscal Year 2007	11.09%	11.67%	(1)
Trailing 12-Month Period	11.09%	11.67%	(2)
Trailing 3-Year Period	11.12%	11.71%	(3)
Since Inception (September 2003)	10.42%	10.88%	(4)

*	Figures represent average annual yield from distributions to investors during selected periods, assuming investor elected to receive all monthly Fund distributions by check or ACH.

**	Figures represent average annual yield from distributions to investors during selected periods, assuming investor elected to reinvest all monthly Fund distributions to purchase additional Fund units.

(1)	Compounded Annual Yield, YTD (January 2007 — December 2007)

(2)	Compounded Annual Average “Annualized Yield” for Trailing 12 Months (January 2007 — December 2007)

(3)	Compounded Annual Average “Annualized Yield” for Trailing 36 Months (January 2005 — December 2007)

(4)	Compounded Annual Average “Annualized Yield” since inception (September 2003 — December 2007)

     The above data is intended to be used for informational purposes only. Past performance is not necessarily indicative of future results. Units in IMH Secured Loan Fund, LLC (“Fund”) are offered solely by the confidential private placement memorandum dated March 31, 2007, as amended and supplemented from time to time by filings made by the Fund with the U.S. Securities and Exchange Commission (the “Memorandum”). Any investment in the Fund is subject to several risks, which are described in the Memorandum. Information contained in this table must only be utilized in conjunction with the Memorandum and the Memorandum shall control in the event of a conflict between the information therein and this table. An investor must be able to bear the economic risk of an investment of units in the Fund and be able to afford a complete loss of capital invested. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the units in the Fund or passed on the adequacy or accuracy of the Memorandum. Only accredited investors may invest in the Fund. This offering may not be available in all states. Consult with your tax advisor prior to investing in the Fund.